Exhibit 99.1

FOR IMMEDIATE RELEASE

Osage terminates participation in Rosa Blanca concession

San Diego, California, September 18, 2009 -- Osage Exploration and Development, Inc. (OTCBB: OEDV), has terminated its participation in the Rosa Blanca block in Colombia.

After drilling the RB 1 well without finding producible hydrocarbons in Phase One of its exploration contract at Rosa Blanca and analyzing the corrected seismic data, Osage believes that it is unlikely that the additional structures on the property will be productive. Osage Exploration and Development, Inc. and Lewis Energy Colombia have negotiated a release with the remaining partners from continuing on in the ANH exploration contract, and will have no further obligations on the concession.

“Osage is continuing to seek to upgrade its inventory of Colombian projects, which is anchored by our ownership of the Guaduas Field and pipeline. Colombia is clearly one of the pre-eminent places to explore for oil and gas given the attractive fiscal and royalty terms, the relatively large percentage of under explored basin acreage, and the well developed industry infrastructure,” stated Kim Bradford, President and CEO.

About Osage Exploration and Development, Inc.

Based in San Diego, California with production offices in Oklahoma City, Oklahoma, and executive offices in Bogota, Colombia, Osage Exploration and Development, Inc. is an independent exploration and production company with interests in oil and gas wells and prospects in the US and Colombia. www.osageexploration.com

About Lewis Energy Colombia

Lewis Energy Colombia is a Colombian subsidiary of a closely held US company that is engaged in oil and gas exploration, development, production, pipeline, drilling and production services in Texas and Latin America.

Safe Harbor Statement

The information in this release includes certain forward-looking statements as defined by the Securities and Exchange Commission that are based on assumptions that in the future may prove not to have been accurate. Those statements and Osage Exploration and Development, Inc. are subject to a number of risks, including production variances from expectations, volatility of product prices, inability to raise sufficient capital to fund its operations, environmental risks, competition, government regulation, and the ability of the Company to execute its business strategy, among others.

For more information, please contact:
Kim Bradford, President and CEO
Osage Exploration and Development, Inc.
kbradford@osageexploration.com
Phone: 619-677-3956
Fax: 619-677-3964
www.osageexploration.com